CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Iconix Brand Group Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-96985, 333-116716, 333-120581, 333-128425, 333-129075, 333-137383 and 333-139575) and on Form S-8 (Nos. 333-27655, 333-49178, 333-68906, 333-75658, 333-127416 and 333-138134) of Iconix Brand Group, Inc. of our report dated March 24, 2006, with respect to the consolidated balance sheets of Mossimo, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Current Report on Form 8-K/A of Iconix Brand Group, Inc. for the event dated October 31, 2006.

/s/ KPMG LLP

Los Angeles, California
January 12, 2007